EXHIBIT 10.41
INFORMATION TECHNOLOGY SERVICES AGREEMENT
     This Information Technology Services Agreement (“Agreement”), dated as of January 1, 2007 (the “Effective Date”), is between Perot Systems Corporation, a Delaware corporation (“Perot Systems”), and Hillwood Enterprises, L.P., a Texas limited partnership (“Client”).
RECITALS
     WHEREAS, Client and Perot Systems have entered into a Master Agreement for Information Services dated April 1, 2001 (including the Schedules and the Appendices thereto, (the “Prior Agreement”) pursuant to which Perot Systems provides certain information technology services to Client; and
     WHEREAS, Client and Perot Systems desire to restate the terms and conditions of the Prior Agreement and to amend the terms and conditions of their business relationship in this Agreement as of the date hereof;
NOW, THEREFORE, for and in consideration of the agreements set forth below, Perot Systems and Client agree as follows:
Article 1
Agreement and Term
1.1	Agreement. Perot Systems will provide to Client the information technology services described in Schedule A and any additional services mutually agree to by the parties.

1.2	Term. The term of this Agreement will begin on the Effective Date and will end on the tenth anniversary of the Effective Date (the “Initial Term”) unless earlier terminated in accordance with the terms of this Agreement. The Agreement will automatically extend at the end of the Initial Term for consecutive one-year renewal terms (“Renewal Terms”) unless either party provides to the other party at least six months prior written notice that the Agreement will not be extended. The Initial Term and the Renewal Terms are collectively referred to herein as the “Term.”
Article 2
Account Management and Personnel
2.1	Client Executive. Perot Systems will designate a representative (“Client Executive”) who will be directly responsible for coordinating and managing the delivery of the Services and will have full authority to act on Perot Systems’ behalf with respect to all matters relating to this Agreement. The Client Executive will work with the Client Representative to address Client’s information technology issues and strategies and the parties’ relationship under this Agreement. Before designating or replacing its Client Executive, Perot Systems will consult with and obtain the approval of Client, which shall not be unreasonably delayed or withheld.

2.2	Client Representative. Client will designate a representative (“Client Representative”) who will be directly responsible for supervising the delivery of the Services and have full authority to act on

Client’s behalf with respect to all matters relating to this Agreement. The Client Representative will work with the Client Executive to address Client’s information technology issues and strategies and the parties’ relationship under this Agreement.

2.3	Subcontractors. Without limiting Perot Systems’ obligations under this Agreement, the parties acknowledge and agree that Perot Systems may, upon prior agreement of Client, use subcontractors or affiliates to perform certain of its obligations under this Agreement. Unless otherwise agreed, Perot Systems shall be responsible for the performance of any affiliate or subcontractor personnel providing Services to the same extent as if such personnel were Perot Systems employees. Notwithstanding the foregoing, Perot Systems may subcontract to a subsidiary of Perot Systems, or any corporation or entity in which the Perot Systems has at least a fifty percent (50%) ownership interest.

2.4	Assignment, Qualifications, Retention and Replacement of Perot Systems Personnel
(a)	Before assigning a dedicated individual to Client’s account, Perot Systems will notify Client of the proposed assignment, introduce the individual to appropriate Client representatives (and, upon request, provide those representatives with the opportunity to interview the individual) and provide Client with a résumé and any other information about the individual that Client reasonably requests. If Client objects to the proposed assignment such individual will not be assigned to Client’s account.

(b)	The personnel Perot Systems assigns to support Client’s account will be properly educated, trained and qualified for the services they are to perform.

(c)	During the first 2 years of assignment Perot Systems will not replace or reassign any dedicated individual assigned to Client’s account unless Client consents to such reassignment or replacement, or such person voluntarily resigns from Perot Systems, is dismissed by Perot Systems for cause, fails to perform his or her duties and responsibilities pursuant to this Agreement, or dies or is unable to work due to his or her disability. Such reassignment or replacement shall occur only after a suitable replacement has been approved by Client. Perot Systems will replace such individual with an individual who has equivalent qualifications in Client’s Software applications to perform the applicable services.

(d)	Prior to incurring training costs for a dedicated individual assigned to Client’s account related to Client specific applications or systems, Perot Systems will share with Client the individual development plan of the applicable individual including any possible future reassignments. The parties agree that if the individual is transferred by Perot Systems without Client’s consent during the first 2 years of assignment, then Client will not be responsible for the replacement individual’s training costs related to Client specific applications or systems.

(e)	If Client determines in good faith that the continued assignment of any of the Perot Systems Personnel to Client’s account is not in Client’s best interests, then Client will give Perot Systems notice to that effect. After receiving that notice, Perot Systems will have a reasonable period of time in which to investigate the matters stated in that notice, discuss its findings with Client, and resolve any problems with such person.

(f)	Any Perot Systems’ employee assigned to Client’s account shall execute a confidentiality agreement in the form of the attached Schedule C.

Article 3
Services
3.1	Base Services. During the Term, Perot Systems will provide to Client the services, software, equipment and other resources described in Schedule A (the “Base Services”) and other related services that are mutually agreed to by the parties and that are within the IS Annual Budget for the Base Services (as set forth in Appendix B-2 of Schedule B).

3.2	Additional Services. Client may from time to time during the Term request that Perot Systems provide additional services, functions and responsibilities not within the Perot Systems IS Annual Budget for the scope of the Base Services (“Additional Services”). Any such Additional Services will be provided under Task Order.
Article 4
Client Responsibilities
4.1	Cooperation. Client shall reasonably cooperate with Perot Systems by, among other things, making available, as reasonably requested by Perot Systems, management decisions, information, approvals or disapprovals, and acceptances or rejections in a reasonably timely manner so that Perot Systems may fulfill its obligations under this Agreement.

4.2	Software. Client will provide Perot Systems with access to, and the necessary rights to operate, modify, and enhance, (a) the Client proprietary software described in Schedule A and such other proprietary software as is necessary for Perot Systems to perform its obligations under the Agreement (“Client Proprietary Software”) and (b) the third party software described in Schedule A and such other vendor software as is necessary for Perot Systems to perform its obligations under the Agreement (“Client Vendor Software”). Client Proprietary Software and Client Vendor Software are collectively referred to herein as “Client Software.” Client will pay all license, maintenance and other fees associated with the Client Software and any access or other fees associated with obtaining such rights to the Client Software.

4.3	Access to Client Facilities. Client shall provide Perot Systems access to its facilities and will provide at such facilities such office furnishings, janitorial service, telephone service, utilities (including air conditioning) and office-related equipment, supplies, and duplicating services as Perot Systems may reasonably require in connection with the activities contemplated hereunder. Client will provide such access 24 hours a day, seven days a week. Perot Systems shall obey all generally applicable rules and procedures at any Client facility of which Client has notified Perot Systems.

4.4	Other Technology. Client will provide Perot Systems with access to the hardware, equipment, and technology related items and services listed in Schedule A and such other hardware, equipment and technology related items and services as otherwise reasonably necessary for Perot Systems to perform its obligations under the Agreement (the “Client Technology”). Client will pay all license, maintenance and other fees associated with the Client Technology and any access or other fees associated with obtaining such rights to the Client Technology.

Article 5
Payments to Perot Systems
5.1	Base Charges. During the Term, Client will pay Perot Systems each month for the Base Services the amounts set forth in Schedule B (“Base Charges”).

5.2	Additional Services Charges. During the Term, Client will pay Perot Systems each month for the Additional Services the amounts set forth in the applicable Task Order.

5.3	Reimbursable Expenses. Client will pay or reimburse Perot Systems for its reasonable out-of-pocket travel and travel related expenses incurred in connection with its performance of the Services, which have received Client’s prior approval. Perot Systems will provide documentation to Client in support of Perot Systems’ reimbursable expenses.

5.4	Taxes. There will be added to any charges under this Agreement, and Client will pay or reimburse to Perot Systems, amounts equal to any taxes, however designated or levied based upon such charges, the Services, or this Agreement, including state and local taxes, and any taxes or amounts in lieu thereof paid or payable by Perot Systems in respect of the foregoing, excluding franchise taxes and taxes based on the net income or net margin of Perot Systems. Each party will cooperate with the other in minimizing any applicable tax and, in connection therewith, Client will provide Perot Systems any resale certificates, information regarding out-of-state use of materials, services or sales, or other exemption certificates or information reasonably requested by Perot Systems.

5.5	Invoicing and Payment Terms.
(a)	Invoicing. Perot Systems will invoice Client monthly in arrears for all charges due. Perot Systems will compute periodic charges on a calendar month basis and prorate those charges for any partial month of the Term.

(b)	Payment Terms. All charges shall be paid within one month after the date of the applicable Perot Systems invoice.

(c)	Late Payments. Any amount not paid when due will thereafter bear interest at the lesser of (i) 1.5% per month or (ii) the highest rate allowed by law. Client will be responsible for any and all costs of collection, including reasonable attorney’s fees, for any breach of Client’s obligations to pay amounts owed under this Agreement.
5.6	Financial Audit. Perot Systems will retain records supporting its charges under this Agreement for three years following its expiration or termination. Client and its auditors (including internal audit staff and external public accounting firm auditors) may audit the relevant financial records of Perot Systems on reasonable prior notice, provided that any external auditor executes a non-disclosure agreement with Perot Systems.
Article 6
Confidentiality, Proprietary Rights and Audit Rights
6.1	Client Data. All data and information provided by or on behalf of Client to Perot Systems in connection with the Services will remain the property of Client. Perot Systems will use such data or information solely in connection with the activities contemplated by this Agreement. Upon any termination of this Agreement, Perot Systems shall provide to Client all copies of such data and information in its possession, and shall also provide to Client copies of other documentation used exclusively in support of Client.
6.2	Confidential Information.
(a)	Confidential Information. All Confidential Information relating to Client or Perot Systems will be held in confidence by the other party to the same extent and in at least the same manner as such party protects its own confidential or proprietary information. Neither Perot Systems nor Client may disclose, publish, release, transfer or otherwise make available Confidential Information of the other party to, or for the use or benefit of, any third party without the other party’s written consent. The term “Confidential Information” is defined to mean, with respect to Client and Perot Systems, all confidential or proprietary information, documentation, data, material or know-how concerning or in any way relating to Client or Perot Systems, respectively, or to Perot Systems’ or Client’s respective business, customers or suppliers that is proprietary or is not, on the date such information is disclosed, publicly available, including, without limitation (i) with respect to Client, the information relating to Client or its customers that is contained in the data files of Client and the Client Proprietary Software, (ii) with respect to Perot Systems, all costing and pricing information of Perot Systems, the Perot Systems Software and the Perot Systems Tools, and (iii) with respect to each party, the terms of this Agreement.

(b)	Certain Permitted Disclosures. Each of Perot Systems and Client will, however, be permitted to disclose relevant aspects of the other party’s Confidential Information to its respective officers, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement; provided, however, that such party will take reasonable measures to prevent, and shall remain responsible for, the disclosure of Confidential Information of the other party in contravention of the provisions of this Agreement by such officers, agents, subcontractors (except as otherwise specifically provided in this Agreement) and employees.

(c)	Disclosures Required by Law. Perot Systems or Client, as the case may be, may disclose Confidential Information of the other party if required pursuant to an order or requirement of a court, administrative agency or other governmental body, provided that (i) Perot Systems or Client, as the case may be, will give the other party written notice of such order or requirement as soon as practicable after it has knowledge thereof and in any event prior to disclosure of the Confidential Information, and (ii) Perot Systems or Client, as the case may be, will disclose no more Confidential Information than is required by such order or requirement.

(d)	Exclusions. The provisions of this Section 6.2 will not apply with respect to information which (i) is developed by the other party without violating the disclosing party’s proprietary rights, (ii) is or becomes publicly known (other than through unauthorized disclosure), (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality, (iv) is already known by such party, as determined by dated documentation, without an obligation of confidentiality other than pursuant to this Agreement, or (v) is rightfully received by a party free of any obligation of confidentiality.

(e)	Obligations upon Termination or Expiration. Upon the termination or expiration of this Agreement, except as provided in Section 6.5 with respect to the Developed Software, Perot Systems or Client, as the case may be, will return to the other party or destroy any Confidential Information of the other party then held by Client or by Perot Systems, as the case may be.
6.3	Client Proprietary Software. Client Proprietary Software, including any modifications to any Client Proprietary Software, will be and remain the property of Client, and Perot Systems will have no rights or interests therein except as required to perform the Services.

6.4	Perot Systems Software and Perot Systems Tools. Any software that is proprietary to Perot Systems that Perot Systems uses or to which Perot Systems provides Client access (“Perot Systems Software”) and any tools or methodologies which are proprietary to Perot Systems and used in connection with the activities contemplated by this Agreement (“Perot Systems Tools”), including any modifications to any Perot Systems Software and the Perot Systems Tools, will be and remain the property of Perot Systems, and Client will have no rights or interests therein. Upon termination or expiration of this Agreement, Client may request that Perot Systems grant to Client a license to any of the Perot Systems Software and the Perot Systems Tools then being used on the Client account for itself on such commercially reasonable terms as the parties agree. Perot Systems agrees that it will not refuse to grant such license.

6.5	Rights in Developed Software.
(a)	Copyright. Perot Systems and Client agree that Client will own the copyright to software developed by Perot Systems hereunder and that is delivered to Client by Perot Systems but excluding modifications that are not a derivative of Client Software and any Perot Systems Software and any Embedded Software (“Developed Software”). Perot Systems may from time to time request that Client grant to Perot Systems a license to the Developed Software for itself and for its customers on such terms as the parties agree. Client agrees that it will not unreasonably refuse to grant such license, unless such grant would materially impair a competitive advantage to Client or grant a material competitive advantage to a competitor of Client. For purposes of this Section 6.5(a) a competitor of Client is any company that competes (or whose affiliates compete) directly with the (i) then current businesses or (ii) planned businesses.

(b)	Embedded Software. The term “Embedded Software” is defined to mean pre-existing software that is owned by Perot Systems or licensed by Client or Perot Systems from a third party that is embedded in the Developed Software. Perot Systems will retain its rights to any Embedded Software that is owned by Perot Systems, provided, however, that Perot Systems grants to Client a perpetual, transferable, non-exclusive, paid up, royalty-free license to use, modify, and enhance the Embedded Software that is owned by Perot Systems as part of the Developed Software. If any Embedded Software is owned by a third party, then the terms of the applicable license will define each party’s rights to such Embedded Software.
6.6	Residual Knowledge. Client acknowledges that Perot Systems is in the business of providing information technology services. Without limiting Perot Systems’ obligations under Section 6.2, nothing in this Agreement will limit Perot Systems’ right to provide services or resources to Perot Systems’ other customers or other third parties that are similar to the activities performed or resources provided by Perot Systems hereunder, and Perot Systems will be free to use residual information retained by Perot Systems in a nontangible form; provided, however, that any such residual knowledge shall not include Client’s Confidential Information.
6.7	Audit of Client’s Business. Perot Systems shall provide reasonable support to Client in connection with an audit of Client’s business. Perot Systems shall not be obligated by this Agreement to disclose to Client or any other person or entity any information which is not reasonably necessary to conduct an audit of Client’s business, nor shall Perot Systems be obligated to divulge any Confidential Information of Perot Systems or any third party. In no event shall Perot Systems be obligated to disclose any Confidential Information to any competitor, or affiliate of a competitor, of Perot Systems. Client may utilize third parties to conduct such audit subject to such third party or parties entering into a confidentially agreement reasonably satisfactory to Client and Perot Systems.
Article 7
Performance Review and Termination
7.1	Performance Review. The Client Executive and Client Representative will meet as often as reasonably requested by either party to review the performance of the parties under this Agreement. Each party will bear its own costs and expenses incurred in connection with such review.

7.2	Dispute Resolution. If any continuing dispute between the parties is not resolved after reasonable attempts to resolve such dispute are made by either party, then, upon the written request of either party, each party will appoint an officer who does not spend most of his or her time on activities relating to this Agreement, to meet with the other party’s officer for the purpose of resolving the dispute. The officers will negotiate in good faith to resolve the dispute without the necessity of any formal proceeding. During the course of such negotiations, all reasonable requests made by one party to the other for information will be honored. Both parties agree to continue performing their respective obligations under this Agreement while the dispute is being resolved, except to the extent that such obligations are in dispute, unless and until this Agreement expires or is terminated in accordance with its terms. If any such dispute is not resolved by negotiations within 30 days of the commencement of negotiations, unless a party makes a good faith determination that litigation is necessary to avoid the expiration of an applicable limitations period or to preserve a superior position with respect to other creditors, the dispute shall be resolved by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association provided that a single neutral arbitrator agreed to by the parties or selected in accordance with those Commercial Arbitration Rules will conduct the arbitration. Such arbitration shall be held in the jurisdiction of the responding party, and the testimony of the parties and all pleadings or other materials submitted in connection with the proceedings shall be considered Confidential Information of the parties. The prevailing party in any such dispute shall be awarded reasonable costs and expenses, including attorneys’ fees.

7.3	Termination for Cause. If either party breaches its material obligations under this Agreement (excluding Client’s obligation to pay Perot Systems) and fails to cure such breach within 30 days (or such longer period if such breach can not be reasonably cured within such 30 day period) after receipt of written notice from the other party identifying such breach, then the nonbreaching party may terminate this Agreement by providing the breaching party with prior written notice of termination.

7.4	Termination for Non-Payment. If Client fails to pay Perot Systems any amounts due hereunder and fails to cure such nonpayment within 10 days after receipt of written notice from Perot Systems identifying such nonpayment, then Perot Systems party may, at its option, suspend some or all of the Services and/ or terminate this Agreement by providing Client with prior written notice of the same.

7.5	Termination for Insolvency. ANY LICENSE CONTEMPLATED BY THIS AGREEMENT, SHALL BE DEEMED AN EXECUTORY CONTRACT UNDER SECTION 365(n) OF TITLE 11 TO THE U.S. BANKRUPTCY CODE AND SHALL REMAIN IN FULL AND FORCE AND EFFECT UPON THE LICENSEE’S ELECTION AND THE LICENSEE’S SUBSTANTIAL PERFORMANCE HEREUNDER, NOTWITHSTANDING ANY BANKRUPTCY OR INSOLVENCY OF THE LICENSOR. If either party is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party may, by giving prior written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

7.6	Termination for Convenience. Client may terminate this Agreement for its convenience at any time upon 6 months prior written notice to Perot Systems.

7.7	Termination Obligations.
(a)	Termination Assistance. During the Termination Assistance Period (hereinafter defined), Perot Systems will provide to Client the termination assistance described below as reasonably requested by Client (“Termination Assistance”). The term “Termination Assistance Period” is defined as (i) if this Agreement expires under Section 1.2, the six month period prior to the expiration date, or (ii) if this Agreement is terminated under Section 7.3, 7.4, 7.5, or 7.6, the period beginning on the date on which a notice of termination is delivered by either party through the termination date or, upon Client’s written request prior to the termination date, through the date six months after the termination date. The Termination Assistance to be provided to Client by Perot Systems will consist of the following:
(i)	Continuing to perform any or all of the Services then being performed by Perot Systems.

(ii)	Working with Client to develop a plan for the transition of services from Perot Systems to Client.

(iii)	Providing training for personnel of Client in the performance of the Services then being transitioned to Client or other service provider.

(iv)	With respect to any equipment owned by Perot Systems and used solely to perform the Services, Client may purchase any such equipment at Perot Systems’ then-current book value on an “as is — where is” basis. With respect to any equipment leased by Perot Systems and used solely to perform the Services, subject to the terms of any applicable lease, Perot Systems will assign to Client Perot Systems’ rights and obligations with respect to any such equipment leased by Perot Systems; provided, however, that the lessor under the lease agrees to release Perot Systems from all liability under the lease as of the date of assignment.

(v)	With respect to any third party services acquired by Perot Systems and used solely to perform the Services, subject to the terms of any applicable third party services agreement, Perot Systems will assign to Client Perot Systems’ rights and obligations with respect to any such third party services used by Perot Systems; provided, however, that such third party service provider under the third party service agreement agrees to release Perot Systems from all liability under the third party service agreement as of the date of assignment.
(b)	Payment for Termination Assistance. Client will pay Perot Systems for such Termination Assistance on a cost plus basis in accordance with the existing IS Annual Budget and terms of this Agreement or on any other mutually acceptable basis. Notwithstanding Section 5.6, Client shall pay Perot Systems for any Termination Assistance in advance on the first day of each month of the Termination Assistance Period an amount equal to Perot Systems’ reasonable estimate of the total amount payable to Perot Systems for such Termination Assistance for that month adjusted, as necessary, to reflect the reconciliation based on the actual charges for Termination Assistance provided during the prior month. Perot Systems will provide Client with an invoice each month evidencing the estimate of the total amount payable to Perot Systems for Termination Assistance for the next month and a reconciliation with the actual charges for the Termination Assistance provided to Client during the prior month. Perot Systems’ obligations to provide termination assistance are conditional on Client’s being and remaining current with its payment obligations under this Agreement.
Article 8
Indemnities and Liability
8.1	Cross Indemnity. Each party will indemnify, defend and hold harmless the other and the other’s affiliates, and their officers, directors, employees, agents, successors, and assigns, from any and all losses, liabilities, damages and claims, and all related costs and expenses including reasonable legal fees and disbursements and costs of investigation, litigation, settlement, judgment, interest and penalties (“Losses”) and threatened Losses, arising out of third party claims alleging (i) the death or bodily injury of any agent, employee, customer, business invitee or business visitor of the indemnitor, provided such claims do not arise out of any act or omission of indemnitee, (ii) the damage, loss or destruction of any tangible personal property caused by the indemnitor, provided such damage, loss or destruction does not arise out of any act or omission of indemnitee, (iii) any claim, demand, charge, action, cause of action or other proceeding asserted against the indemnitee by a person that results from an act or omission of the indemnitor in its capacity as an employer of the person, provided such claim, demand, charge, action, cause of action or other proceeding does not arise out of any act or omission of indemnitee

8.2	Intellectual Property Indemnity.
(a)	By Perot Systems. Perot Systems will indemnify, defend and hold harmless Client and its Affiliates, and their officers, directors, employees, agents, successors, and assigns, from any and all Losses and threatened Losses arising from third party claims alleging:
(i)	Perot Systems’ failure to perform any obligations to be performed on or after the Effective Date by Perot Systems under any contracts, including third party software licenses and third party service contracts where Perot Systems has expressly agreed under this Agreement to perform those obligations; and

(ii)	Any claims of infringement of any United States patent, trade secret, copyright or other proprietary rights enforceable in the United States or other proprietary rights, alleged to have occurred because of (i) software or other resources selected by Perot Systems and provided by Perot Systems to Client, or (ii) Perot Systems’ activities under this Agreement (other than claims based on Perot Systems’ use of software or resources provided by Client).
(b)	By Client. Client will indemnify, defend and hold harmless Perot Systems and its Affiliates and their respective officers, directors, employees, agents, successors, and assigns, from any and all losses and threatened Losses arising from third party claims alleging:
(i)	Client’s failure to observe or perform any obligations to be performed by Client under any contracts, including third party software licenses and third party service contracts, excluding those obligations under any of those contracts where Perot Systems has expressly agreed under this Agreement to perform those duties or obligations; and

(ii)	Any claims of infringement of any patent, trade secret, copyright or other proprietary rights, alleged to have occurred because of (i) software or other resources selected by customer or provided by Client to Perot Systems, or (ii) Client’s activities under this Agreement (other than claims based on Client’s use of software or resources provided by Perot Systems).
(c)	Infringement. If either party is obligated to indemnify the other party under Section 8.2(a) or (b), then such party (the “Indemnifying Party”) will, in addition to indemnifying the other party as provided in this Article 8 and to the other rights the other party may have under this Agreement, promptly at the Indemnifying Party’s expense use all commercially reasonable efforts to secure the right to continue using the item or to replace or modify the item to make it non-infringing, provided that any replacement or modification will not degrade the performance or quality of the affected component of the Services. If the Indemnifying Party can accomplish neither of those actions, and only in that event, then the Indemnifying Party will cease using the infringing item, and the parties will work in good faith to equitably adjust the Services, and Perot Systems’ charges under this Agreement.

(d)	Indemnification Procedures. With respect to any third party claims for which either party is entitled to indemnification under this Article 8 (an “Indemnifiable Claim”), the following procedures will apply:
(i)	Notice. After any entity entitled to indemnification under this Article 8 receives notice of the commencement or threatened commencement of any civil, criminal, administrative, or investigative action or proceeding involving an Indemnifiable Claim for which the indemnitee will seek indemnification under this Article, the indemnitee will promptly notify the indemnitor of that claim in writing. However, failing to notify an indemnitor of a claim will not relieve the indemnitor of its obligations under this Agreement except to the extent the indemnitor is prejudiced thereby. As soon as reasonably practicable after receiving written notice of the claim, the indemnitor will notify the indemnitee in writing as to whether the indemnitor elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(ii)	Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any Indemnifiable Claim at least 10 days before the date on which any response to a complaint or summons is due, the indemnitor is entitled to have sole control over the defense and settlement of that claim. However, the indemnitee may participate in defending that claim and may employ counsel at its own expense to assist in defending the claim. The indemnitor will obtain the prior written approval of the indemnitee before entering into any settlement of the claim or ceasing to defend against the claim.

(iii)	Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election electing to assume the defense of an Indemnifiable Claim at least 10 days before the date on which any response to a complaint or summons is due, the indemnitee may defend the claim in any manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor will promptly reimburse the indemnitee for all those costs and expenses.

(iv)	Subrogation. If an indemnitor is obligated to indemnify an indemnitee under this Article 8, then upon paying that indemnity in full, the indemnitor will be subrogated to all rights of the indemnitee concerning the claims to which the indemnification relates.
8.4	Limitation of Liability. Except with respect to (i) Client’s obligations to make payments to Perot Systems and under this Agreement (including without limitation any obligation to make payments in the future under this Agreement), and (ii) the indemnification obligations of each party under this Agreement, and (iii) damages caused by willful tortuous misconduct or Gross Negligence of a party, with respect to all claims arising out of, under or in connection with this Agreement, each party’s liability will not exceed, in the aggregate, an amount equal to the charges actually paid by Client to Perot Systems during the first twelve months after the Effective Date (excluding amounts paid as reimbursement of expenses and taxes). For purposes of this Section 8.4 “Gross Negligence” is defined as an act or omission: (a) which when viewed objectively from the standpoint of the actor at the time of its occurrence involves an extreme degree of risk, considering the probability and magnitude of the potential harm to others; and (B) of which the actor has actual, subjective awareness of the risk involved, but nevertheless proceeds with conscious indifference to the rights, safety, or welfare of others.

8.5	Limitation on Type of Damages. Except with respect to Client’s obligations to make payments to Perot Systems under this Agreement (including without limitation any obligation to make payments in the future under this Agreement), with respect to all claims arising out of, under or in connection with this Agreement, the measure of damages payable by Perot Systems or Client will not include, and neither Perot Systems nor Client will be liable for, any amounts for indirect, incidental, reliance, special, consequential (including without limitation lost profits, income or revenue) or punitive damages of Perot Systems or Client, as applicable, or any third parties, whether in tort or contract, and whether or not such damages are foreseen. Notwithstanding the forgoing, any final judgments awarded to any third party against an indemnified party by a court of competent jurisdiction and any settlement amounts to which an indemnifying party agrees in writing, in each case in connection with a claim covered by an indemnity provision in this Article 8, shall be considered direct damages.

8.6	Disclaimer of Warranty. IF PEROT SYSTEMS ACQUIRES ANY THIRD-PARTY SOFTWARE, HARDWARE OR SERVICES FOR CLIENT UNDER THIS AGREEMENT, PEROT SYSTEMS WILL PROVIDE SUCH THIRD-PARTY SOFTWARE, HARDWARE OR SERVICES ON AN “AS IS” BASIS, BUT PEROT SYSTEMS WILL USE REASONABLE COMMERCIAL EFFORTS TO ASSIST CLIENT IN ENFORCING ANY THIRD-PARTY WARRANTY. EXCEPT AS MAY BE SPECIFICALLY PROVIDED IN THIS AGREEMENT, PEROT SYSTEMS DOES NOT MAKE, AND HEREBY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF THE MERCHANTABILITY, SUITABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE OF ANY RESOURCES, SERVICES OR MATERIALS PROVIDED PURSUANT TO THIS AGREEMENT.

8.7	Force Majeure. Each party will be excused from the performance of its obligations under this Agreement (other than Client’s obligation to make payments to Perot Systems hereunder) for any period and to the extent that such performance is prevented, in whole or in part, as a result of delays caused by the other party or any act of God, civil disturbance, court order, labor dispute, third party nonperformance or other cause beyond its reasonable control, and such nonperformance will not be a default hereunder or grounds for termination hereof.
Article 9
Miscellaneous
9.1	Notices. All consents, notices, requests, demands, and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed given when delivered personally against receipt, on the next business day when sent by overnight courier, and on the fifth business day after being mailed by certified mail, return receipt requested, to each party at the following address (or to such other address as that party may have specified by notice given to the other pursuant to this provision):
If to Perot Systems:
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
Attn: President
With a copy to:
Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075
Attn: General Counsel
If to Client:

Hillwood Enterprises, L.P.
3 Lincoln Center
5430 LBJ Freeway
Suite 800
Dallas, Texas 75248
Attn: CFO
With a copy to:
Hillwood Enterprises, L.P.
3 Lincoln Center
5430 LBJ Freeway
Suite 800
Dallas, Texas 75248
Attn: General Counsel
9.2	Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of each party and its respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by either party without the prior written consent of the other.

9.3	Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be deemed restated to reflect the original intentions of the parties as nearly as possible in accordance with applicable law, and, if capable of substantial performance, the remaining provisions of this Agreement will be enforced as if this Agreement was entered into without the invalid provision.

9.4	Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

9.5	Counterparts. This Agreement may be executed in one or more counterparts all of which taken together will constitute one and the same instrument.

9.6	Relationship of Parties. Perot Systems, in furnishing services to Client hereunder, is acting only as an independent contractor. Perot Systems does not undertake by this Agreement or otherwise to perform any obligation of Client, whether regulatory or contractual, or to assume any responsibility for Client’s business or operations, and Perot Systems has the sole right and obligation to supervise, manage, contract, direct, procure, perform or cause to be performed, all work to be performed by Perot Systems hereunder unless otherwise provided herein.

9.7	Approvals and Similar Actions. Where agreement, approval, acceptance, consent or similar action by either party is required by any provision of this Agreement, such action will not be unreasonably delayed or withheld unless otherwise expressly provided.

9.8	Modification; Waiver. This Agreement may be modified only by a written instrument duly executed by or on behalf of each party. No delay or omission by either party to exercise any right or power hereunder will impair such right or power or be construed to be a waiver thereof. A waiver by either party of any of the obligations to be performed by the other or any breach thereof will not be construed to be a waiver of any succeeding breach thereof or of any other obligation herein contained.

9.9	No Third-Party Beneficiaries. The parties agree that this Agreement is for the benefit of the parties hereto and is not intended to confer any rights or benefits on any third-party, including any employee of either party, and that there are no third-party beneficiaries to this Agreement or any part or specific provision of this Agreement.

9.10	Governing Law; Jury Trial Waiver. The laws of the State of Texas, other than its rules on conflicts of laws, shall govern the interpretation and construction of this Agreement. The parties waive their rights to a jury trial of any claim or issue arising out of or related to this Agreement.

9.11	Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto (and any Appendices referred to therein and attached thereto), each of which is incorporated herein for all purposes, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral, with respect to the subject matter contained in this Agreement. No change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the Party against which such change, waiver or discharge is sought to be enforced. The Prior Agreement is hereby terminated.

9.12	Media Releases. All media releases, public announcements and public disclosures by Client or Perot Systems relating to this Agreement, including without limitation, promotional or marketing material (but not including any announcement intended solely for internal distribution within Client or Perot Systems, as the case may be, or any disclosure required by legal, accounting or regulatory requirements beyond the reasonable control of Client or Perot Systems, as the case may be) will be coordinated with and approved by the other prior to the release thereof.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be signed and delivered by their duly authorized representative as of the date first set forth above.

HILLWOOD ENTERPRISES, L.P.,		PEROT SYSTEMS CORPORATION
a Texas limited partnership

By:	AHB, LLC,
a Texas limited liability company,
its general partner

By:	/s/James C. Swain	By:	/s/ Steven R. Curts

Name:	James C. Swain	Name:	Steven R. Curts

Title:	EVP/CFO	Title:	Vice President

SCHEDULE B
CHARGES
1. GENERAL PROVISIONS
1.1 General
The Base Charges described in Section 5.1 of the Agreement shall consist of the Baseline Service Charge described in Section 2.1.
1.2 Definitions

“Monthly Resource Cost:	shall mean the sum of (1) compensation (salary, including salary increases based on Perot Systems’ standard compensation policies, overtime pay), (2) fringe allocation (3) standard and reasonable bonus allocation (Perot Systems’ Global Variable Pay Program), (4) training allocation and (5) contractor and intracompany allocation for each resource providing Base Services to Client during the calendar month.

“Monthly Computer Services Related Cost”	shall mean the sum of (1) IS rates based costs (PSC Data Center), and (2) other computer costs (software, equipment, communications, offsite storage) related to the Base Services provided to Client during the calendar month.

“Office Related Cost”	shall mean the sum of (1) employee related, (2) facilities (Client approved, voice communications, communication depreciation, communication equipment, mobile phone and pagers), (3) Client approved travel and (4) other administrative costs (postage, freight and delivery, outside reproduction, business gifts) related to the Base Services provided to Client during the calendar month.

“Multiplier”	shall mean 1.23.
2. BASE CHARGES
2.1 Charges for Base Services
Client will pay Perot Systems as consideration for providing the Base Services the amounts specified below.
(a)	The aggregate Monthly Resource Cost times the Multiplier.

(b)	The aggregate Monthly Computer Services Related Cost times the Multiplier.

(c)	The aggregate Monthly Office Related Cost times the Multiplier.

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2.2 Base Charges Reporting
Perot Systems shall provide to Client a monthly report of its costs related to the Base Services in the categories listed below. The Monthly Base Charges Report shall be substantially in the form of Appendix B-1.
(a)	Compensation (salary, overtime pay)

(b)	Fringe Allocation

(c)	Global Variable Pay Allocation (Bonus)

(d)	Training Allocation

(e)	Contractors/Inter-company

(f)	IS Rates Based Charges (PSC Data Center)

(g)	Other Computer Costs (software, equipment, communications)

(h)	Employee Related Facilities

(i)	Allocation

(j)	Travel

(k)	Other Administrative

(l)	Headcount — Perot Systems

(m)	Headcount — Subcontractor
2.3 Non-Allowable Costs
In no event will Client be responsible for Perot Systems’ employee search fees or any other expenses relating to hiring Perot Systems employees without the prior written consent of Client.
3. CHARGES FOR ADDITIONAL SERVICES
As described in Section 3.2 of the Agreement, certain Services will be performed as Additional Services. Perot Systems will provide up to $37,500 of Additional Services at no charge to Client. Thereafter, such Additional Services will be performed on a cost plus or other mutually acceptable basis depending on the nature of the Additional Services, in each case as specified in the applicable Task Order.
4. BUDGET PROCESS
(a)	During each year this Agreement is in force, the Client Executive will develop and submit to the Client Representative a Services Plan that describes in reasonable detail, among other things, (A) Client’s requirements for Services for Client’s next fiscal year, including but not limited to Client’s requirements for Services staffing, project staffing,

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and equipment, (B) the relative priority of the items included in the Services Plan, (C) proposed changes to Client’s existing information technology systems, including changes that will require development projects not included within the scope of the Services, (D) an Annual IS Budget for the following year which will identify Perot Systems’ forecasted expenditures to the same detail level set forth in Appendix B-2. The Annual IS Budget for Perot Systems related costs shall be substantially in the form of the IS Annual Budget for the first contract year that is attached as Appendix B-2.

(b)	After the Client Executive submits the proposed Annual IS Budget and during the period Client develops its annual business plan and the supporting operations budgets, the parties will work together to review and, to the extent necessary, revise the Services Plan, and related costs to complete the definitive Annual IS Budget. Client in its sole discretion will determine the amount of the Annual IS Budget and Perot Systems in its sole discretion will determine the Services to be provided in accordance with such Annual IS Budget.

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